Exhibit 99.1

Press Release

November 7, 2007	Contact Information:
For Immediate Release	George C. Moore Executive Vice President and Chief Financial Officer 414.643.3000

Rexnord LLC Reports Second Quarter Results for Fiscal 2008

Call scheduled for Wednesday, November 14, 2007 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – November 7, 2007

Rexnord LLC, a leading diversified, multi-platform industrial company comprised of key platforms in power transmission and water management products, today reported summary results for the second quarter ended September 29, 2007. As of the second quarter of fiscal 2008, the Company has modified the presentation of its reportable segments to segregate certain general and administrative costs that are not directly attributable to either the Power Transmission or the Water Management segment as “Corporate” costs. Prior period results have been conformed to reflect this modification and are included in a table within the release. A summary of the approximate impact to sales and operating income as a result of the Canal Street accident is included in the table below.

Second Quarter Highlights:

•	Second quarter sales were $453.9 million, an increase of $155.8 million or 52.3% over the prior year second quarter;

•	Power Transmission (“PT”) second quarter sales were $325.9 million, an increase of $27.8 million or 9.3% over the prior year second quarter

•	Water Management (“WM”) second quarter sales were $128.0 million

•	Second quarter income from operations was $65.1 million, or 14.3% of sales, compared to a loss of $18.7 million in the prior year second quarter

•	Second quarter Adjusted EBITDA grew 71.0% to $93.7 million, or 20.6% of sales; Adjusted EBITDA margins expanded 220 basis points compared to the prior year second quarter;

•	PT second quarter Adjusted EBITDA was $66.4 million, or 20.4% of sales, an increase of $8.0 million or 13.7% over the prior year quarter

•	WM second quarter Adjusted EBITDA was $29.6 million, or 23.1% of sales

•

Debt to EBITDA (pro forma for the Zurn transaction) was 5.9x at the end of the second quarter, compared to 6.2x at the end of March 2007; net debt (debt less cash) has declined by $41.0 million through the first six months of fiscal 2008

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased with the financial results we’ve posted in the second quarter and first half of our fiscal 2008 as sales, operating income and Adjusted EBITDA have all grown significantly over the comparable periods. Our solid core growth and expanding operating margins have allowed us to continue to generate solid cash flows and to continue to reduce our leverage. We’re particularly proud of the strong core sales growth (year-over-year sales in both existing and acquired businesses) of 8.6% in the second quarter and 8.9% through the first half of fiscal 2008 as both platforms contributed, with the power transmission platform delivering first half sales growth of 8.4% and the water management platform posting 10.1% sales growth compared to the prior year first half on a pro-forma basis.”

Rexnord reported second quarter Adjusted EBITDA of $93.7 million compared to $54.8 million in the second quarter of fiscal 2007, an increase of 71.0%. Consolidated Adjusted EBITDA margins in the second quarter of fiscal 2008 were 20.6% and are 20.0% through the first six months of fiscal 2008. Adjusted EBITDA in the second quarter of fiscal 2008 includes the adverse impact of $1.3 million of severance costs related to an organizational re-alignment within the PT segment and the benefit of $5.8 million of recoveries under business interruption policies associated with the Canal Street accident through March 31, 2007. Total recoveries at September 29, 2007 under business interruption policies for the period from the date of the accident through March 31, 2007 were $18.3 million and all business interruption claims related to that period are now settled.

Hitt added, “We’ve made good progress operationally and strategically in both platforms throughout the first six months of fiscal 2008. In Power Transmission we continue to be well-positioned as a result of our overall customer and market diversification as well as our leadership positions in the growing end-markets of mining, energy, aggregates and aerospace. We ended the second quarter with a record backlog of approximately $453 million, an increase of 12% from March 2007 and up 20% compared to a year ago. We expect that our strong backlog, solid positions in still expanding end markets and the replacement and repair nature of many of our products positions us to have a solid second half despite a slowing industrial economy. In the Water Management platform, we saw slower growth in the second quarter compared to the first quarter, however, the relative profitability was significantly better as Adjusted EBITDA margins grew sequentially from the first quarter by 100 basis points to 23.1% and increased approximately 180 basis points compared to the pro forma prior year comparable quarter. With new non-residential construction square footage put in place basically flat this year, our core growth of approximately 7% in the second quarter and 10% in the first half of fiscal 2008 demonstrates the effectiveness of the strategic focus we’ve had in the water management business on developing new, innovative products, as well as an emphasis on additional markets and applications.”

The leverage ratio as of September 29, 2007 was 5.9x, which compares to 6.8x at the time Apollo Management acquired the Company (“the Apollo acquisition”) on July 21, 2006 and 6.2x at March 2007. The last twelve months (“LTM”) Adjusted EBITDA is $345.0 million.

Hitt concluded, “As we look forward to the second half of fiscal year 2008, we will continue to focus on the needs of our customers while continuing to reduce our leverage by focusing on driving growth, expanding margins and generating cash to reduce our debt.”

Canal Street Accident Business Interruption Impact Estimate Summary	Quarter Ended September 29, 2007	Six Months Ended September 29, 2007	Accident to Date:
Sales	($2.5 –$3.5) million	($4.5 –$6.5) million	($43.5 –$54.5) million
Operating Income	($1.2 – $1.6) million	($2.2 – $2.6) million	($18.2 –$24.6) million
Less: Recoveries to date under insurance policies related to Business Interruption	$5.8 million	$8.3 million	$18.3 million

Second Quarter – 8.6% core sales growth; Adjusted EBITDA $93.7 million or 20.6% of sales

Sales in the second quarter of fiscal 2008 were $453.9 million, an increase of $155.8 million or 52.3%, from the prior year second quarter. PT sales in the second quarter of fiscal 2008 were $325.9 million, an increase of $27.8 million or 9.3%, from the prior year second quarter. The balance of the sales increase was a result of the inclusion of the WM platform, which accounted for $128.0 million of the year-over-year growth. The PT growth was driven by strength in our power transmission products end markets of mining, energy, aggregates and aerospace offset by the slight adverse impact of the Canal Street accident. Foreign currency fluctuations also favorably impacted sales by approximately $7.0 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the second quarter by approximately $2.5 to $3.5 million.

Adjusted EBITDA in the second quarter was $93.7 million, an increase of 71.0% or $38.9 million over the second quarter of fiscal 2007. Adjusted EBITDA margins increased 220 basis points to 20.6% compared to the second quarter of fiscal 2007. PT Adjusted EBITDA in the second quarter was $66.4 million or 20.4% of sales, an increase of 13.7%. PT Adjusted EBITDA includes $1.3 million of severance costs related to an organizational re-alignment. WM Adjusted EBITDA in the second quarter was $29.6 million, or 23.1% of sales.

While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $1.2 to $1.6 million in the second fiscal quarter as a result of the Canal Street accident and resulting business interruption. During the second quarter, we recorded $5.8 million of recoveries under the Company’s business interruption insurance policy.

Gross profit margins in the second quarter of fiscal 2008 expanded 240 basis points to 32.9% of net sales, or to $149.2 million. LIFO expense unfavorably impacted second quarter gross profit margins by 20 basis points whereas the prior year quarter’s gross profit margin of 30.5% was adversely impacted by net inventory purchase accounting adjustments and LIFO income by approximately 160 basis points. Second quarter of fiscal 2008 gross profit margins were also negatively impacted by $0.3 million of severance costs related to an organizational re-alignment within the PT segment.

SG&A expense in the second quarter of fiscal 2008 declined 190 basis points to 16.6% of net sales and includes $1.0 million of severance costs related to an organizational re-alignment within the PT segment.

Six months of Fiscal 2008 – 8.9% core sales growth; Adjusted EBITDA margins expand 180 basis points to 20.0%

Sales in the first six months of fiscal 2008 were $902.1 million, an increase of $315.6 million or 53.8%, over sales in the first six months of fiscal 2007. PT sales in the first six months of fiscal 2008 were $635.7 million, an increase of $49.2 million or 8.4%, from the first six months of fiscal 2007. The balance of the sales increase was a result of the inclusion of the WM platform, which accounted for $266.4 million of the year-over-year growth. The PT growth was driven by strength in our power transmission products end markets of mining, energy, aggregates and aerospace. Foreign currency fluctuations also favorably impacted sales by approximately $12.8 million during the first six months as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the first six months of fiscal 2008 by approximately $4.5 to $6.5 million.

Adjusted EBITDA in the first six months of fiscal 2008 was $180.7 million, an increase of 69.2% or $73.9 million over the first six months of fiscal 2007. Adjusted EBITDA margins increased 180 basis points to 20.0% compared to the first six months of fiscal 2007. PT Adjusted EBITDA in the first six months of fiscal 2008 was $125.6 million or 19.8% of sales, an increase of 9.8% over the prior year first half and includes $4.2 million of severance costs related to an organizational re-alignment. WM Adjusted EBITDA in the first six months of fiscal 2008 was $60.2 million, or 22.6% of sales.

While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $2.2 to $2.6 million in the first six months as a result of the Canal Street accident and resulting business interruption. During the first six months of fiscal 2008, we recorded $8.3 million of recoveries under the Company’s business interruption insurance policy.

Gross profit margins in the first six months of fiscal 2008 expanded 150 basis points to 32.3% of net sales, or to $291.2 million. During the first six months of fiscal 2008, net inventory purchase accounting adjustments and LIFO expense unfavorably impacted gross profit margins by a combined 60 basis points. Gross profit margins through the first six months of the prior year of 30.8% were unfavorably impacted by net inventory purchase accounting adjustments and LIFO expense by 100 basis points. Gross profit margins for the first six months of fiscal 2008 were also negatively impacted by 30 basis points due to $2.6 million of severance costs related to an organizational re-alignment within the PT segment.

SG&A expense in the first six months of fiscal 2008 declined 100 basis points to 17.0% of net sales and includes $1.6 million of severance costs related to an organizational re-alignment within the PT segment.

Leverage declines to 5.9x at September 29, 2007; Net debt declines by $41.0 million from March 2007

At the end of the second quarter, the Company had total debt of $2,025.0 million, a reduction of $21.9 million from the end of fiscal year 2007. The Company also had cash on hand of $75.2 million as of September 29, 2007, an increase of $19.1 million from March 31, 2007. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of September 29, 2007 was 5.9x, compared to 6.2x at the end of March 2007 and 6.8x as of the date of the Apollo acquisition on July 21, 2006.

Canal Street Facility Accident Update

Through September 29, 2007, the Company has received cash advances and commitments from its insurance carriers totaling $52.8 million, including $5.8 million in the second quarter of fiscal 2008 and $15.8 in fiscal 2008. Of the total amount received, $18.3 million has been allocated to business interruption for losses incurred through March 31, 2007. The Company has not experienced, and does not expect to experience, any material adverse impact to liquidity, cash or its leverage profile as a result of the accident. As of the end of the second quarter of fiscal 2008, production levels at the Canal Street facility have returned to pre-accident production level.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management with approximately 7,100 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seal, industrial chain, and special components. Our water management products are sold primarily under the Zurn and Wilkins brand names and our products include specification drainage, water control, PEX and commercial brass. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on November 14, 2007 at 10:00 a.m. Eastern Time to discuss its fiscal year 2008 second quarter results, provide a general business update and respond to investor questions. Rexnord CEO Robert Hitt and CFO George Moore will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (800) 896-8445

International toll #: (785) 830-1916

Access Code: 4043538

If you are unable to participate during the live teleconference, a replay of the conference call will be available until 1:00 PM Eastern Time, November 22, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 4043538.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	Second Quarter and Periods Ended			Six Months and Periods Ended
	September 29, 2007	Period from July 22, 2006 through September 30, 2006	Predecessor	September 29, 2007	Period from July 22, 2006 through September 30, 2006	Predecessor
			Period from July 3, 2006 through July 21, 2006			Period from April 1, 2006 through July 21, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$453.9	$252.3	$45.8	$902.1	$252.3	$334.2
Cost of sales	304.7	168.3	39.0	610.9	168.3	237.7

Gross profit	149.2	84.0	6.8	291.2	84.0	96.5
Selling, general and administrative expenses	75.3	42.7	12.3	153.4	42.7	63.1
Gain on Canal Street facility accident, net	(3.7)	—	—	(11.8)	—	—
Transaction-related costs	—	—	46.1	—	—	62.7
Amortization of intangible assets	12.5	7.4	1.0	25.4	7.4	5.0

Income (loss) from operations	65.1	33.9	(52.6)	124.2	33.9	(34.3)
Non-operating (expense) income:
Interest expense, net	(48.5)	(28.4)	(3.9)	(97.5)	(28.4)	(21.0)
Other (expense) income, net	(2.6)	(0.6)	0.3	(5.5)	(0.6)	(0.4)

Income (loss) before income taxes	14.0	4.9	(56.2)	21.2	4.9	(55.7)
Provision (benefit) for income taxes	7.0	4.5	(19.4)	11.8	4.5	(16.1)

Net income (loss)	$7.0	$0.4	$(36.8)	$9.4	$0.4	$(39.6)

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions, except share amounts)

	September 29, 2007		March 31, 2007
Assets	(Unaudited	)
Current assets:
Cash	$75.2		$56.1
Receivables, net	266.1		254.4
Inventories, net	374.0		384.3
Income taxes receivable	13.1		—
Other current assets	34.9		26.3

Total current assets	763.3		721.1

Property, plant and equipment, net	417.8		437.1
Intangible assets, net	955.7		987.7
Goodwill	1,258.8		1,294.2
Insurance for asbestos claims	136.0		136.0
Pension assets	109.4		114.6
Other assets	85.3		82.5

Total assets	$3,726.3		$3,773.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.8		$2.2
Trade payables	138.0		154.4
Income taxes payable	—		3.5
Deferred income taxes	15.6		16.9
Compensation and benefits	60.4		52.9
Current portion of pension obligations	2.1		9.4
Current portion of postretirement benefit obligation	5.0		4.9
Interest payable	29.1		30.5
Other current liabilities	92.2		74.8

Total current liabilities	344.2		349.5

Long-term debt	2,023.2		2,044.7
Pension obligations	62.2		68.8
Postretirement benefit obligations	51.6		52.3
Deferred income taxes	345.0		381.3
Reserve for asbestos claims	136.0		136.0
Other liabilities	44.2		41.0

Total liabilities	3,006.4		3,073.6
Stockholders’ equity:
Common stock, $0.01 par value; 100,000 shares were authorized and 1,000 shares were issued and outstanding at September 29, 2007 and March 31, 2007	0.1		0.1
Additional paid in capital	697.1		693.3
Retained earnings	12.3		2.9
Accumulated other comprehensive income	10.4		3.3

Total stockholders’ equity	719.9		699.6

Total liabilities and stockholders’ equity	$3,726.3		$3,773.2

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Six Months and Periods Ended
			Predecessor
	September 29, 2007	Period from July 22, 2006 through September 30, 2006	Period from April 1, 2006 through July 21, 2006
Operating activities	(Unaudited )	(Unaudited )	(Unaudited )
Net income (loss)	$9.4	$0.4	$(39.6)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	25.2	9.1	14.0
Amortization of intangible assets	25.4	7.4	5.0
Accretion of bond premium	(0.5)	—	—
Amortization of deferred financing costs	5.0	1.3	1.1
Loss (gain) on dispositions of property, plant and equipment	0.1	—	(1.3)
Non-cash write-off of deferred financing fees	—	—	20.5
Equity in earnings of unconsolidated affiliates	(0.2)	—	—
Other non-cash charges	1.4	—	—
Stock-based compensation expense	3.8	1.2	—
Changes in operating assets and liabilities:
Receivables	(6.9)	(22.7)	12.4
Inventories	14.4	3.6	(18.1)
Other assets	1.0	(2.7)	(1.3)
Accounts payable	(18.7)	12.3	(17.2)
Accrued transaction fees	—	(18.6)	18.6
Accruals and other	2.5	22.6	1.5

Cash provided by (used for) operating activities	61.9	13.9	(4.4)

Investing activities
Expenditures for property, plant and equipment	(22.7)	(9.8)	(11.7)
Proceeds from dispositions of property, plant and equipment	0.2	1.1	1.6
Acquisitions, net of cash acquired	—	(1,011.6)	(5.6)

Cash used for investing activities	(22.5)	(1,020.3)	(15.7)

Financing activities
Proceeds from issuance of long-term debt	—	1,430.7	16.9
Repayments of long-term debt	(21.5)	(786.3)	(8.5)
Payment of financing fees	(0.6)	(55.2)	(0.2)
Payment of tender premium	—	(23.1)	—
Capital contributions	—	438.0	—

Cash (used for) provided by financing activities	(22.1)	1,004.1	8.2
Effect of exchange rate changes on cash	1.8	1.4	0.2

Increase (decrease) in cash	19.1	(0.9)	(11.7)
Cash at beginning of period	56.1	10.8	22.5

Cash at end of period	$75.2	$9.9	$10.8

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Second Quarter

(in millions)

(Unaudited)

	Quarter Ended September 29, 2007	Second Quarter and Periods Ended
		Period from July 22, 2006 through September 30, 2006	Predecessor	Combined
			Period from July 3, 2006 through July 21, 2006	Quarter Ended September 30, 2006
Net income (loss)	$7.0	$0.4	$(36.8)	$(36.4)
Interest expense, net	48.5	28.4	3.9	32.3
Provision (benefit) for income taxes	7.0	4.5	(19.4)	(14.9)
Depreciation and amortization	23.6	16.5	2.9	19.4

EBITDA	$86.1	$49.8	$(49.4)	$0.4

Adjustments to EBITDA:
Gain on Canal Street facility accident, net	$(3.7)	$—	$—	$—
Business Interruption insurance recoveries	5.8	—	—	—
Transaction costs	—	—	46.1	46.1
Stock option expense, net	2.0	1.2	—	1.2
Impact of inventory fair value adjustment	—	14.0	—	14.0
LIFO expense (income)	0.9	(9.2)	0.2	(9.0)
Required reserve adjustment related to predecessor	—	(0.5)	2.3	1.8
Other expense (income), net	2.6	0.6	(0.3)	0.3

Subtotal of adjustment to EBITDA	7.6	6.1	48.3	54.4

Adjusted EBITDA	$93.7	$55.9	$(1.1)	$54.8

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the quarter ended September 29, 2007, the $3.7 million gain on Canal Street accident consists of $5.8 million of recoveries offset by $2.1 million of incremental expenses and impairments, net. The $5.8 million of recoveries is allocated to recoveries under our business interruption policy. Other expense, net for the quarter ended September 29, 2007, consists of management fee expense of $0.7 million, foreign currency transaction losses of $1.8 million, and other miscellaneous expense of $0.1 million. For the quarter ended September 30, 2006, transaction-related costs of $46.1 million consists entirely of seller-related expenses incurred during the quarter in connection with the sale of the Company to Apollo. Other expense, net for the quarter ended September 30, 2006, consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.1 million and foreign currency transaction gains of $0.3 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Six Months and Periods Ended

(in millions)

(Unaudited)

	Six Months Ended September 29, 2007	Six Months and Periods Ended
		Period from July 22, 2006 through September 30, 2006	Predecessor	Combined
			Period from April 1, 2006 through July 21, 2006	Six Months Ended September 30, 2006
Net income (loss)	$9.4	$0.4	$(39.6)	$(39.2)
Interest expense, net	97.5	28.4	21.0	49.4
Provision (benefit) for income taxes	11.8	4.5	(16.1)	(11.6)
Depreciation and amortization	50.6	16.5	19.0	35.5

EBITDA	$169.3	$49.8	$(15.7)	$34.1

Adjustments to EBITDA:
Gain on Canal Street facility accident, net	$(11.8)	$—	$—	$—
Business Interruption insurance recoveries	8.3	—	—	—
Transaction costs	—	—	62.7	62.7
Stock option expense, net	3.8	1.2	—	1.2
Impact of inventory fair value adjustment	19.0	14.0	—	14.0
LIFO expense (income)	(13.4)	(9.2)	1.2	(8.0)
Required reserve adjustment related to predecessor	—	(0.5)	2.3	1.8
Other expense, net	5.5	0.6	0.4	1.0

Subtotal of adjustment to EBITDA	11.4	6.1	66.6	72.7

Adjusted EBITDA	$180.7	$55.9	$50.9	$106.8

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the six months ended September 29, 2007, the $11.8 million gain on Canal Street accident consists of $15.8 million of recoveries offset by $4.0 million of incremental expenses and impairments, net. The $15.8 million is allocated between $8.3 million of recoveries under our business interruption policy and $7.5 million under our property and casualty insurance policies. Other expense, net for the six months ended September 29, 2007, consists of management fee expense of $1.5 million, losses on the sale of fixed assets of $0.1 million, foreign currency transaction losses of $4.3 million, earnings in unconsolidated affiliates of $0.2 million and other miscellaneous income of $0.2 million. For the six months ended September 30, 2006, transaction-related costs of $62.7 million consists entirely of seller-related expenses incurred in connection with the sale of the Company to Apollo. Other expense, net for the six months ended September 30, 2006, consists of management fee expense of $1.0 million, gains on the sale of fixed assets of $1.3 million, foreign currency transaction losses of $1.2 million and other miscellaneous expenses of $0.1 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(unaudited)

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$288.4	$298.1	$283.1	$316.6	$1,186.2
Water Management	—	—	—	69.5	69.5
Corporate	—	—	—	—	—

Total	$288.4	$298.1	$283.1	$386.1	$1,255.7

Adjusted EBITDA
Power Transmission	$56.0	$58.4	$55.6	$71.5	$241.5
Water Management	—	—	—	14.0	14.0
Corporate	(4.0)	(3.6)	(4.4)	(4.7)	(16.7)

Total	$52.0	$54.8	$51.2	$80.8	$238.8

Adjusted EBITDA %
Power Transmission	19.4%	19.6%	19.6%	22.6%	20.4%
Water Management	n/a	n/a	n/a	20.1%	20.1%
Total (including Corporate)	18.0%	18.4%	18.1%	20.9%	19.0%

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$309.8	$325.9			$635.7
Water Management	138.4	128.0			266.4
Corporate	—	—			—

Total	$448.2	$453.9			$902.1

Adjusted EBITDA
Power Transmission	$59.2	$66.4			$125.6
Water Management	30.6	29.6			60.2
Corporate	(2.8)	(2.3)			(5.1)

Total	$87.0	$93.7			$180.7

Adjusted EBITDA %
Power Transmission	19.1%	20.4%			19.8%
Water Management	22.1%	23.1%			22.6%
Total (including Corporate)	19.4%	20.6%			20.0%